                        ARTICLES OF AMENDMENT AND RESTATEMENT

                                          OF

                                BASIC U.S. REIT, INC.


THIS IS TO CERTIFY THAT:

         FIRST:    Basic U.S. REIT, Inc., a Maryland corporation (the
"Corporation"), desires to amend and restate its charter as currently in effect and as hereinafter amended.

         SECOND:    The Articles of Amendment and Restatement of the
Corporation were duly advised by the Board of Directors and approved by the sole stockholder of the Corporation as required by law.

         THIRD:     The following provisions are all the provisions of the
charter currently in effect and as hereinafter amended:


                                      ARTICLE I

         1.   NAME.  The name of the Corporation is Basic U.S. REIT, Inc.


                                      ARTICLE II

         2. PRINCIPAL OFFICE AND REGISTERED AGENT. The address of the Corporation's principal office in the State of Maryland is 11 East Chase Street, Baltimore, Maryland 21202. The name of its registered agent at such address is CSC-Lawyers Incorporating Service Company.


                                     ARTICLE III

         3. PURPOSE. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the Maryland General Corporation Law and to possess and exercise all of the powers and privileges granted by such law and any other law of Maryland.


                                      ARTICLE IV

         4. AUTHORIZED CAPITAL. Section 1. The total number of shares of capital stock which the Corporation shall have authority to issue is as follows:

         (a) One Hundred Million (100,000,000) shares of Common Stock, par value $.01 per share, or $1,000,000 in the aggregate.

         (b) Fifty Million (50,000,000) shares of Excess Stock, par value $.01 per share, or $500,000 in the aggregate.

         (c) One Million Five Hundred Thousand (1,500,000) shares of Preferred Stock, par value $.01 per share or $15,000 in the aggregate. The Preferred Stock may be issued in one or more classes, and in one or more series within a class, with such voting rights, designations, preferences, qualifications, privileges, limitations, options, conversion rights, restrictions and special or relative rights as may be stated in a resolution or resolutions providing for the issue of such shares adopted from time to time by the Board of Directors and without the necessity of any action by


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the stockholders.  The Board of Directors may fix the status of any shares of
Preferred Stock redeemed, canceled, surrendered for conversion or otherwise retired, and if previously issued shares are reacquired and canceled by the Corporation, such a number of shares shall thereafter be considered as authorized and unissued shares.

         Notwithstanding the provisions of any such resolution, all Preferred Stock shall be subject to redemption at the direction of the Board of Directors at such time or times as the Board shall be of the opinion that ownership of the capital stock of the Corporation has or may become concentrated to an extent which may prevent the Corporation from qualifying as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). In such event, the Board shall have the power, by lot or other means deemed equitable by it, to call for redemption sufficient shares of Preferred Stock to bring the direct or indirect ownership thereof into conformity with the requirements for such a REIT. The redemption price paid shall be as specified by the Board of Directors in its resolution designating the Preferred Stock.

         (d) The aggregate par value of all authorized shares of stock of the Corporation having par value is $1,515,000.

         Section 2. COMMON STOCK. Subject to the provisions of Article V, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

         Section 3. PREFERRED STOCK. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series, in one or more series of stock.


                                      ARTICLE V

         5.   RESTRICTION ON TRANSFER, ACQUISITION AND REDEMPTION OF SHARES

         Section 1. DEFINITIONS. For purposes of this Article V, the following terms shall have the following meanings:

              "Beneficial Ownership" shall mean ownership of shares of Equity Stock by a Person who is or would be an actual owner, for United States federal income tax purposes, of such shares of Equity Stock or who is or would be treated as a constructive owner of such shares of Equity Stock under Section 542(a)(2) of the Code, either directly or constructively through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms

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    "Beneficial Owner," "Beneficially Owns," "Beneficially Own," "Beneficially
    Owning" and "Beneficially Owned" shall have the correlative meanings.

              "Charitable Beneficiary" shall mean a beneficiary of the Trust as determined pursuant to Section 14 of this Article V.

              "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

              "Common Stock" shall mean the Common Stock of the Corporation, authorized pursuant to and the rights of which are provided in Article IV.

              "Effective Date" shall mean the date as of which the Corporation's Registration Statement on Form S-11 is declared effective by the Securities and Exchange Commission.

              "Equity Stock" shall mean stock that is either Common Stock or Preferred Stock.

              "Excess Stock" shall mean those shares of Common Stock and/or Preferred Stock which are classified as Excess Stock as provided in and pursuant to Section 3.

              "Market Price" as to any date shall mean the average of the last reported closing sales price of Common Stock, or Preferred Stock, as the case may be, on the ten trading days immediately preceding the relevant date as reported on the principal United States or foreign securities exchange or quotation system on or over which the Common Stock, or Preferred Stock, as the case may be, is listed or admitted to trading, or if not then listed or traded over any such exchange or quotation system, then the market price of the Common Stock, or Preferred Stock, as the case may be, on the relevant date as determined in good faith by the Board of Directors.

              "Ownership Limit" shall initially mean 9.5% of the lesser of the aggregate number or value of the outstanding shares of Common Stock of the Corporation and, after any adjustment as set forth in Section 9 of this
    Article V, shall mean such percentage as so adjusted. The Board of Directors of the Corporation may, in its sole discretion, in the Certificate of Designation for the Preferred Stock, determine a limit on the ownership of one or more classes or series of its Preferred Stock (the "Preferred Stock Limit"). From and after such determination, references to the Ownership Limit herein will include the Preferred Stock Limit, as applicable. If the Board of Directors does not establish

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    a limit on ownership, then the Preferred Stock shall not be restricted from transfer under this Article V. The number and value of shares of the Equity Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

              "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the United States Securities Exchange Act of 1934, as amended, but does not include an underwriter which participated in a public offering of the Common Stock and/or Preferred Stock for a period of 30 days following the purchase by such underwriter of shares of the Common Stock and/or Preferred Stock.

              "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer which results in Excess Stock as described below in
    Section 3 of this Article V, the purported beneficial transferee for whom the Purported Record Transferee would have acquired shares of Equity Stock, if such Transfer had not been void under Section 2 of this Article V.

              "Purported Record Transferee" shall mean, with respect to any purported Transfer which results in Excess Stock as described below in
    Section 3 of this Article V, the record holder of the Equity Stock if such Transfer had not been void under Section 2 of this Article V.

              "Restriction Termination Date" shall mean the first day after the Effective Date on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

              "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition of Equity Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Stock), whether voluntary or involuntary, whether of record or beneficially, and whether by operation of

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    law or otherwise.  The terms "Transfers" and "Transferred" shall have the correlative meanings.

              "Trust" shall mean the trust created pursuant to Section 14 of this Article V.

              "Trustee" shall mean the Person that is appointed by the Corporation pursuant to Section 14 of this Article V to serve as trustee of the Trust, and any successor thereto.

         Section 2.  OWNERSHIP LIMITATION.  (i) Except as provided in
Section 11 of this Article V, from the Effective Date and prior to the Restriction Termination Date, no Person shall Beneficially Own shares of Common Stock and/or Preferred Stock in excess of the Ownership Limit.

              (ii) Except as provided in Section 11 of this Article V, from the Effective Date and prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning Common Stock and/or Preferred Stock in excess of the Ownership Limit shall be void AB INITIO as to the Transfer of such shares of Common Stock and/or Preferred Stock which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such shares of Common Stock and/or Preferred Stock.

              (iii) From the Effective Date and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Common Stock and/or Preferred Stock being Beneficially Owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void AB INITIO as to the Transfer of such shares of Common Stock and/or Preferred Stock which would be otherwise Beneficially Owned by the transferee; and the intended transferee shall acquire no rights in such shares of Common Stock and/or Preferred Stock.

              (iv) From the Effective Date and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code shall be void AB INITIO as to the Transfer of the shares of Common Stock and/or Preferred Stock which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such shares of Common Stock and/or Preferred Stock.

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         Section 3.  EXCESS STOCK.  (i)  If, notwithstanding the other provisions contained in this Article V, at any time after the date of the Effective date and prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Corporation such that any Person would Beneficially Own Common Stock and/or Preferred Stock in excess of the applicable Ownership Limit, then, except as otherwise provided in Section 11, such shares of Common Stock and/or Preferred Stock in excess of such Ownership Limit (rounded up to the nearest whole share) shall be converted automatically into Excess Stock and be treated as provided in this Article V. Such conversion and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure.

              (ii)  If, notwithstanding the other provisions contained in this
Article V, at any time after the date of the Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Corporation which, if effective, would cause the Corporation to become "closely held" within the meaning of Section 856(h) of the Code, then the shares of Common Stock and/or Preferred Stock being Transferred which would cause the Corporation to be "closely held" within the meaning of
Section 856(h) of the Code (rounded up to the nearest whole share) shall be converted automatically into Excess Stock and be treated as provided in this
Article V. Such conversion and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure.

         Section 4. PREVENTION OF TRANSFER. If the Board of Directors or its designee shall at any time determine in good faith that a Transfer has taken place in violation of Section 2 of this Article V or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution) or Beneficial Ownership of any shares of stock of the Corporation in violation of Section 2 of this Article V, the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin or rescind such Transfer; provided, however, that any Transfers or attempted Transfers in violation of subparagraphs
Section 2(ii) and (iv) of this Article V shall automatically result in the conversion and treatment described in

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Section 3, irrespective of any action (or non-action) by the Board of Directors.

         Section 5. NOTICE TO CORPORATION. Any Person who acquires or attempts to acquire shares of stock of the Corporation in violation of Section 2 of this Article V, or any Person who is or attempts to become a transferee such that Excess Stock results under Section 3 of this Article V, shall immediately give written notice or, in the event of a proposed or attempted Transfer, give at least 15 days prior written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation's status as a REIT.

         Section 6. INFORMATION FOR CORPORATION.  From the date of the
Effective Date and prior to the Restriction Termination Date, each Person who is a Beneficial Owner of Common Stock and/or Preferred Stock and each Person (including the stockholder of record) who is holding Common Stock and/or Preferred Stock for a Beneficial Owner shall, upon demand, provide in writing to the Corporation any information with respect to the direct, indirect and constructive ownership of Equity Stock of the Corporation as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

         Section 7.  OTHER ACTION BY BOARD. Subject to the provisions of
Section 19 of this Article V, nothing contained in this Article V shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT.

         Section 8. AMBIGUITIES. In the case of an ambiguity in the application of any of the provisions of this Article V, including any definition contained in Section 1, the Board of Directors shall have the power to determine the application of the provisions of this Article V with respect to any situation based on the facts known to it.

         Section 9. CHANGE IN OWNERSHIP LIMIT. Subject to the limitations provided in Section 10 of this Article V, the Board of Directors may from time to time increase or decrease the Ownership Limit.

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         Section 10. LIMITATIONS ON CHANGES IN OWNERSHIP LIMIT.  (i) The
Ownership Limit for a class or series of Equity Stock may not be increased if, after giving effect to such increase, five or fewer Beneficial Owners of Equity Stock would Beneficially Own, in the aggregate, more than 50.0% in value of the outstanding shares of Equity Stock.

              (ii) Prior to any modification of the Ownership Limit pursuant to
Section 9 of this Article V, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

         Section 11. EXEMPTIONS BY BOARD. The Board of Directors may, in its sole discretion, waive the Ownership Limit with respect to any particular Person or Persons if evidence satisfactory to the Board of Directors and the Corporation's tax counsel is presented that the changes in ownership pursuant to such waiver will not cause the Corporation not to continue to be qualified as a REIT and are not reasonably likely to cause the Corporation not to continue to be qualified as a REIT in the future and the Board of Directors otherwise decides that such action is in the best interests of the Corporation.

         Section 12. LEGEND. (i) In addition to any other legend required by applicable law, each certificate for shares of Common Stock shall bear substantially the following legend:

         The securities represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation maintaining its status as a real estate investment trust (a "REIT") under the United States Internal Revenue Code of 1986, as amended. Except as otherwise provided pursuant to the Articles of Incorporation (the "Articles") of the Corporation, no Person may Beneficially own shares of Common Stock in excess of 9.5% (or such greater percentage as may be determined by the Board of Directors of the Corporation) of the lesser of the aggregate number or value of the outstanding shares of Common Stock of the Corporation. Any Person who acquires or attempts to acquire shares of Common Stock in excess of the aforementioned limitation, or any Person who is or attempts to become a transferee such that Excess Stock results under the provisions of the Articles, shall immediately give written notice or, in the event of a proposed or attempted transfer, give at least 15 days prior written notice to the Corporation of such event and shall provide to the Corporation such other information as it may request in order to determine the effect of any such Transfer on the Corporation's status as a REIT. All capitalized terms in this legend have the meanings defined in the Articles, a copy of which, including the restrictions on transfer, will be sent to any stockholder on request and without charge. If the restrictions on transfer are violated, the securities represented hereby will be converted into and treated as shares of Excess Stock that will be transferred, by operation of law, to the trustee of a trust for the exclusive benefit of one or more charitable organizations.

              (ii) In addition to any legend required by applicable law, each certificate for shares of Preferred Stock shall bear such legend as may be set forth in the Certificate of Designation with respect to the transferability of such Preferred Stock.

         Section 13. SEVERABILITY. If any provision of this Article V or any application of any such provision is determined to be void, invalid or unenforceable by virtue of any legal decision, statute, rule or regulation, then the Purported Record Transferee may be deemed, at the option of the Corporation, to have acted as an agent of the Corporation in acquiring such shares of Excess Stock and to hold such shares of Excess Stock on behalf of the Corporation, and the validity and enforceability of remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply such determination.

         Section 14. TRUST FOR EXCESS STOCK. Upon any purported Transfer that results in Excess Stock pursuant to Section 3 of this Article V, such Excess Stock shall be deemed to have been transferred by operation of law to the Trustee of a trust (the "Trust") for the exclusive benefit of one or more Charitable Beneficiaries. The Trustee shall be appointed by the Corporation and shall be a person unaffiliated with the Corporation, any purported Beneficial Transferee or any Purported Record Transferee. By written notice to the Trustee, the Corporation shall designate one or more non-profit organizations to be the Charitable Beneficiary(ies) of the interest in the Trust representing the Excess Stock such that (a) the shares of Equity Stock, from which the shares of Excess Stock held in the Trust were so converted, would not violate the restrictions set forth in Section 2 of this Article V in the hands of such Charitable Beneficiary and (b) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c) and 501(c)(3) of the Code. The Trustee of the Trust will be deemed to own the Excess Stock for the benefit of the Charitable Beneficiary on the date of the purported Transfer that results in Excess Stock pursuant to Section 3 of this Article V. Shares of Excess Stock so held in trust shall be issued and outstanding stock of the Corporation. The Purported Record Transferee shall have no rights in such Excess Stock except as expressly provided for in this Article V.

         Section 15. DIVIDENDS ON EXCESS STOCK. Shares of Excess Stock will be entitled to dividends and distributions authorized and declared with respect to the class or series of Equity Stock from which the Excess Stock was converted and will be payable to the Trustee of the Trust in which such Excess Stock is held, for the benefit of the Charitable Beneficiary. Dividends and distributions will be authorized and declared with respect to each share of Excess Stock in an amount equal to the dividends and distributions authorized and declared on each share of stock of the class or series of Equity Stock from which the Excess Stock was converted. Any dividend or distribution paid to a Purported Record Transferee of Excess Stock prior to the discovery by the Corporation that Equity Stock has been transferred in violation of the provisions of the Charter shall be repaid by the Purported Record Transferee to the Trustee upon demand. The Corporation shall rescind any dividend or distribution authorized and declared but unpaid as void AB INITIO with respect to the Purported Record Transferee, and the Corporation shall pay such dividend or distribution when due to the Trustee of the Trust for the benefit of the Charitable Beneficiary.

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         Section 16.  LIQUIDATION DISTRIBUTIONS FOR EXCESS STOCK.  Subject to
the preferential rights of the Preferred Stock, if any, as may be determined by the Board of Directors, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any other distribution of all or substantially all of the assets of the Corporation, each holder of shares of Excess Stock shall be entitled to receive, in the case of Excess Stock converted from Preferred Stock, ratably with each other holder of Preferred Stock and Excess Stock converted from Preferred Stock and having the same rights to payment upon liquidation, dissolution or winding up as such Preferred Stock and, in the case of Excess Stock converted from Common Stock, ratably with each other holder of Common Stock and Excess Stock converted from Common Stock, that portion of the assets of the Corporation available for distribution to its stockholders as the number of shares of the Excess Stock held by such holder bears to the total number of shares of (i) Preferred Stock and Excess Stock then outstanding (in the case of Excess Stock converted from Preferred Stock) and
(ii) Common Stock and Excess Stock then outstanding (in the case of Excess Stock converted from Common Stock)

         Any liquidation distributions to be distributed with respect to Excess Stock shall be distributed in the same manner as proceeds from the sale of Excess Stock are distributed as set forth in Section 18 of this Article V.

         Section 17. VOTING RIGHTS FOR EXCESS STOCK. Any vote cast by a Purported Record Transferee of Excess Stock prior to the discovery by the Corporation that Equity Stock has been transferred in violation of the provisions of the Charter shall be void AB INITIO. While the Excess Stock is held in trust, the Purported Record Transferee will be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Equity Stock which have been converted into shares of Excess Stock for the benefit of the Charitable Beneficiary.

         Section 18. NON-TRANSFERABILITY OF EXCESS STOCK. Excess Stock shall not be transferable. In its sole discretion, the Trustee of the Trust may transfer the interest in the Trust representing shares of Excess Stock to any Person if the shares of Excess Stock would not be Excess Stock in the hand of such Person. If such transfer is made, the interest of the Charitable Beneficiary in the Excess Stock shall terminate and the proceeds of the sale shall be payable by the Trustee to the Purported Record Transferee and to the Charitable Beneficiary as herein set forth. The Purported Record Transferee shall receive from the Trustee the lesser of

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(i) the price paid by the Purported Record Transferee for its shares of Equity
Stock that were converted into Excess Stock or, if the Purported Record Transferee did not give value for such shares (e.g., the stock was received through a gift, devise or other transaction), the average closing price on the principal United States or foreign securities exchange on which the class of shares from which such shares of Excess Stock were converted is then listed or admitted to trading for the ten trading days immediately preceding such sale or gift and (ii) the price received by the Trustee from the sale or other disposition of the Excess Stock held in trust. The Trustee may reduce the amount payable to the Purported Record Transferee by the amount of dividends and distributions which have been paid to the Purported Record Transferee and are owed by the Purported Record Transferee to the Trustee pursuant to Section 15 of this Article V. Any proceeds in excess of the amount payable to the Purported Record Transferee shall be paid by the Trustee to the Charitable Beneficiary. Upon such transfer of an interest in the Trust, the corresponding shares of Excess Stock in the Trust shall be automatically exchanged for an equal number of shares of Common Stock and/or Preferred Stock, as applicable, and such shares of Common Stock and/or Preferred Stock, as applicable, would not be Excess Stock in the hands of such transferee. Prior to any transfer of any interest in the Trust, the Corporation must have waived in writing its purchase rights under
Section 20 of this Article V.

         Section 19. STOCK EXCHANGE TRANSACTIONS. Nothing in this Article V shall preclude the settlement of any transaction entered into through the facilities of any United States or foreign securities exchange or quotation system on which the stock of the Corporation is listed or admitted to trading. The fact that the settlement of any transaction may occur shall not negate the effect of any other provision of this Article V and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article V.


         Section 20. CALL BY CORPORATION ON EXCESS STOCK. Shares of Excess Stock shall be deemed to have been offered for sale to the Corporation, or its designate, at a price per share payable to the Purported Record Transferee equal to the lesser of (i) the price per share in the transaction that created such Excess Stock (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price of the Common Stock or Preferred Stock from which such Excess Stock was converted on the date the

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Corporation, or its designee, accepts such offer.  The Corporation may reduce the amount payable to the Purported Record Transferee by the amount of dividends and distributions which have been paid to the Purported Record Transferee and are owed by the Purported Record Transferee to the Trustee pursuant to Section 15 of this Article V. The Corporation may pay the amount of such reductions to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the Corporation's receipt of notice pursuant to Section 5 of this Article V and (ii) if the Corporation does not receive a notice of such Transfer pursuant to Section 5 of this Article V, the date that the Board of Directors determines in good faith that a Transfer resulting in Excess Stock has occurred, but in no event later than a permitted Transfer pursuant to and in compliance with the terms of Section 18 of this Article V.

         Section 21. ENFORCEMENT. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article V.

         Section 22. NON-WAIVER. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.


                                      ARTICLE VI

    6.   INCORPORATOR.

         Section 1.  The name and mailing address of the incorporator is Brian
M. Wyatt, Schnader Harrison Segal & Lewis, 1600 Market Street, Suite 3600, Philadelphia, PA 19103.

         Section 2.  The said incorporator is at least eighteen years of age.

         Section 3. The said incorporator is forming the corporation named in these Articles of Incorporation under the general laws of the State of Maryland, to wit, the Maryland General Corporation Law.

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

                                     ARTICLE VII

         7.   TERM.  The corporation is to have perpetual existence.


                                     ARTICLE VIII

         8. BYLAWS. The Board of Directors of the Corporation is authorized to adopt, amend or repeal the Bylaws of the Corporation, except as otherwise specifically provided therein.


                                      ARTICLE IX

         9. ELECTION OF DIRECTORS. The stockholders and directors shall have the power to hold their meetings and to keep the books, documents, and papers of the Corporation outside the State of Maryland, at such places as may be from time to time designated by the Bylaws or by resolution of the stockholders or directors, except as otherwise may be required by the laws of the State of Maryland. Election of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.


                                      ARTICLE X

         10.  BOARD OF DIRECTORS.

         Section 1. NUMBER AND ELECTION. The number of directors of this Corporation shall be fixed from time to time pursuant to the Bylaws, may not at any time be less than three and shall initially be five. The number of directors may be increased or decreased pursuant to the Bylaws but shall never be less than the minimum number required by the Maryland General Corporation Law. Directors of this Corporation shall be nominated and elected as provided by this Article X of the Articles of Incorporation and the Bylaws.

         Section 2. INITIAL MEMBERS. The initial members of the Board of Directors, to hold office until their successors have been duly elected and qualified at the first annual meeting of stockholders, shall consist of the following individuals:

                                  Ronald L. Bernbaum
                                     Carl Maynard
                                     Larry Thral
                              Robert G. Witterick, Q.C.
                                    Nils Peterson

         Section 3. VACANCIES AND NEWLY CREATED DIRECTORSHIPS. Except as provided in Section 4 of this Article X relating to the rights of holders of Preferred Stock, newly created directorships resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of the majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. When the Board fills a vacancy resulting from the death, resignation, disqualification or removal of a director, the director chosen to fill that vacancy shall hold office for the remainder of the term of the directorship.

         Section 4. DIRECTORS ELECTED BY PREFERRED STOCK. During any period in which the holders of Preferred Stock or any one or more series thereof, voting as a class shall be entitled to elect a specified number of directors by reasons of dividend arrearages or other contingencies given them the right to do so, then and during such time as such right continues (a) the then otherwise authorized number of directors shall be increased by such specified number of directors and the holders of Preferred Stock or such series thereof, voting as a class, shall be entitled to elect the additional directors so provided for, pursuant to the provisions of such Preferred Stock or series; and (b) each such additional director shall serve until the annual meeting at which the term of his or her office shall expire and until his or her successor shall be elected and shall qualify, or until his or her right to hold such office terminates pursuant to the provisions of such Preferred Stock or series, whichever occurs earlier. Whenever the holders of such Preferred Stock or series thereof are divested of such rights to elect a specified number of directors, voting as a class, pursuant to the provisions of such Preferred Stock or series, the terms of office of all directors elected by the holders of such Preferred Stock or series, voting as a class pursuant to such provisions, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of directors so elected by the holders of such Preferred Stock or series, shall forthwith terminate and the authorized number of directors shall be reduced accordingly.

         Section 5. NOMINATIONS OF DIRECTORS. Nominations of persons for election to the Board at a meeting of stockholders shall be made only (a) by or at the direction of the Board or (b) by any stockholder of the Corporation entitled to vote for the election of directors at such meeting who complies with the notice procedures set forth in the Bylaws.

         Section 6. AMENDMENT, REPEAL. Notwithstanding the foregoing and anything contained in these Articles of Incorporation to the contrary, this
Article X shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of this Corporation entitled to vote generally in the election of directors, voting together as a single class.


                                      ARTICLE XI

         11. LIMITATION ON LIABILITY. To the maximum extent permitted by Maryland law in effect from time to time, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment or repeal of this Article 11, nor the adoption or amendment of any other provision of the Articles or Bylaws inconsistent with this Article 11, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. If the Maryland General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be limited or eliminated to the fullest extent permitted by the amended Maryland General Corporation Law.


                                     ARTICLE XII

    12. INDEMNIFICATION. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation. The Corporation may also, with the approval of the Board of Directors, provide such indemnification and/or advancement or reimbursement of expenses to any person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

                                     ARTICLE XIII


         13. MERGER OR SALE OF ASSETS. No merger or consolidation of the Corporation, nor any sale, lease or exchange of substantially all of the assets of the Corporation, may be effected without the affirmative vote of the holders of 66 2/3% of the outstanding shares of Common Stock of the Corporation entitled to vote thereon at a meeting of stockholders called for that purpose.


                                     ARTICLE XIV

         14. RIGHT TO AMEND. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, including any amendment altering the terms or contract rights, as expressly set forth in this charter, of any shares of outstanding stock and all rights conferred upon stockholders, directors and officers herein are granted subject to this reservation; provided, however, that these Articles of Incorporation, except as provided in Article X, may not be amended, altered, changed or repealed without the affirmative vote of the holders of 66 2/3% of the outstanding shares of Common Stock of the Corporation entitled to vote thereon at a meeting of stockholders called for that purpose.


                                    ARTICLE XV

         15. PRINCIPAL ADDRESS. The address of the Corporation's principal office is c/o CSC-Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore, Maryland 21202.


                                    ARTICLE XVI

         16. BUSINESS COMBINATIONS. Title 3, Subtitle 6 of the Maryland General Corporation Law shall not apply to the Corporation.

         FOURTH:     The current address of the principal office of the
Corporation is as set forth in Article II of the foregoing amendment and restatement of the charter.

         FIFTH:     The name and address of the Corporation's current
resident agent is as set forth in Article II of the foregoing amendment and restatement of the charter.

         SIXTH:     The number of directors of the Corporation and the names
of those currently in office are as set forth in Article X of the foregoing amendment and restatement of the charter.

         IN WITNESS WHEREOF, the undersigned has executed this document on the 25th day of September, 1996.

                                       BASIC U.S. REIT, INC.


                                       BY:/s/Terry McCrae
                                          --------------------------
                                          Terry McCrae, Vice President, Finance


WITNESS:


/s/Aran Kwinta
--------------------------
   Aran Kwinta, Secretary